Filed Pursuant to Rule 433

Registration Nos. 333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due September 6, 2029
Term Sheet to Preliminary Pricing Supplement dated August 24, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying:	The ARK Innovation ETF
Pricing Date*:	August 31, 2026
Issue Date*:	September 3, 2026
Maturity Date*:	September 6, 2029
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:

If the Fund Closing Price of the Underlying on any Call Date is greater than or equal to the Threshold Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:

Call Date

Call Premium†

September 3, 2027

At least 11.20% of the principal amount

March 3, 2028

At least 16.80%% of the principal amount

September 5, 2028

At least 22.40%% of the principal amount

March 5, 2029

At least 28.00% of the principal amount

August 31, 2029 (the “Final Calculation Day”)

At least 33.60 % of the principal amount

† to be determined on the Pricing Date.

Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):	If the Securities are not automatically called, you will receive a Maturity Payment Amount that will be less than the principal amount per Security, determined as follows: $1,000 minus:
Starting Value:	The Fund Closing Price on the Pricing Date
Ending Value:	The Fund Closing Price on the Final Calculation Day
Threshold Value:	80% of the Starting Value
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09712C2W2
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.

Hypothetical Payout Profile****

Hypothetical Payment at Maturity
Index
First Call Date
Second Call Date
Third Call Date
Fifth Call Date
Fourth Call Date
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
Fifth Call Date (Call Premium: 33.60%)
Fourth Call Date (Call Premium: 28.00%)
Third Call Date (Call Premium: 22.40%)
Second Call Date (Call Premium: 16.80%)
First Call Date (Call Premium: 11.20%)
20% Buffer
80% Call Threshold
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Underlying from Pricing Date to Applicable Call Date

**** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.

If the Securities are not automatically called, you will receive less, and possibly 80.00% less, than the principal amount of your Securities at maturity.

Any positive return on the Securities will be limited to any applicable Call Premium, even if the Fund Closing Price of the Underlying on the applicable Call Date significantly exceeds the Threshold Value. You will not participate in any appreciation of the Underlying beyond any applicable Call Premium.

The initial estimated value of the Securities as of the pricing date is expected to be between $915.00 and $965.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-18 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:   https://www.sec.gov/Archives/edgar/data/70858/000191870426024515/for
m424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●Any positive investment return on the Securities is limited.

●The Securities do not bear interest.

●The Call Premium or Maturity Payment Amount, as applicable, will not reflect the price of the Underlying other than on the Call Dates.

●The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.

●Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Changes that affect the Underlying may adversely affect the value of the Securities and any payments on the Securities.

●We cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying.

●We and our affiliates have no affiliation with any fund sponsor and have not independently verified any fund sponsor’s public disclosure of information.

●Risks associated with the underlying assets of the Underlying will affect the value of the Underlying and hence the value of the Securities.

●There are risks associated with funds.

●The ARKK is subject to management risk.

●The Securities are subject to risks associated with micro, small and mid-size capitalization companies.

●The Securities are subject to risks associated with disruptive innovation companies.

●The Securities are subject to risks associated with foreign securities markets.

●An investment in the Securities may involve risks associated with investments that are linked to the equity securities of issuers from emerging markets.

●Governmental regulatory actions could result in material changes to the composition of the ARKK and could negatively affect your return on the Securities.

●The market value of the ARKK may not correlate with the net asset value per share or unit of the ARKK, especially during periods of market volatility.

●The anti-dilution adjustments will be limited.

●The sponsor or investment advisor of the ARKK may adjust the ARKK in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated August 24, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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